Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221814

RODIN INCOME TRUST, INC.

SUPPLEMENT NO. 1 DATED AUGUST 14, 2018

TO THE PROSPECTUS DATED MAY 2, 2018

This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated May 2, 2018. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 1 is to disclose:

•	the status of our initial public offering;

•	an update to our suitability standards;

•	Our net asset value as of June 30, 2018;

•	The new offering prices of our Class A Shares, Class T Shares and Class I Shares;

•	an update to the “Prospectus Summary” section of our prospectus;

•	an update to the “Risk Factors” section of our prospectus;

•	an update to the “Market Opportunity” section of our prospectus;

•	an update to the “Federal Income Tax Considerations” section of our prospectus;

•	an update to the “Plan of Distribution” section of our prospectus;

•	our current form of subscription agreement; and

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Status of Our Initial Public Offering

We commenced our initial public offering of $1.25 billion in shares of common stock on May 2, 2018, of which up to $1.0 billion in Class A Shares, Class T Shares and Class I Shares are being offered pursuant to our primary offering and up to $250 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our distribution reinvestment plan collectively as our offering. On June 28, 2018, we satisfied the minimum offering requirement of the offering as a result of the purchase of $2.0 million in Class I Shares by Cantor Fitzgerald Investors, LLC, our sponsor, at a purchase price of $25.00 per share, or the initial purchase. Following the initial purchase, our escrow agent released the offering proceeds from the initial purchase in our escrow account.

Our primary offering is expected to terminate on May 3, 2021, unless extended by our board of directors as permitted under applicable law and regulations.

Update to Suitability Standards

The following suitability standard is hereby supersedes and replaces the suitability standard for Massachusetts investors in the “Suitability Standards” section of our prospectus:

Massachusetts—Massachusetts investors may not invest more than 10% of their liquid net worth in this and other illiquid direct participation programs. Liquid net worth is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities

Net Asset Value

On August 8, 2018 the Company’s board of directors approved an estimated net asset value (“NAV”) as of June 30, 2018 of $23.61 per share for each of the Class A Shares, Class I Shares and Class T Shares. The calculation of the Company’s estimated net asset value was performed by Robert A. Stanger & Co., Inc., its independent valuation firm, in accordance with the procedures described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus. Although the independent valuation firm performs the calculation of the Company’s estimated NAV, the Company’s board of directors is solely responsible for the determination of the Company’s estimated NAV.

The purchase price per share for each class of the Company’s common stock will generally equal the prior quarter’s NAV per share, as determined quarterly, plus applicable selling commissions and dealer manager fees. The NAV for each class of shares is based on the value of the Company’s assets and the deduction of any liabilities, and any distribution fees applicable to such class of shares.

The following table provides a breakdown of the major components of the Company’s NAV:

Components of NAV	June 30, 2018
Cash and cash equivalents	$2,176,474
Other assets	23,809
Due to related party(1)	(118,636)

Net Asset Value	$2,081,647

Number of outstanding shares	88,180

Note:

(1) After removal of $20,000 due to Advisor for reimbursement of organization and offering costs (“O&O Costs”) pursuant to the procedures described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus.

NAV Per Share	Class A Shares	Class T Shares	Class I Shares	Total
Total Gross Assets at Fair Value	$204,109	$—	$1,996,174	$2,200,283
Due to related party	(11,005)	—	(107,631)	(118,636)

Quarterly NAV	$193,104	$—	$1,888,543	$2,081,647
Number of outstanding shares	8,180	—	80,000	88,180

NAV per share	$23.61	$23.61	$23.61

The following table reconciles stockholders’ equity per the Company’s consolidated balance sheet to the Company’s NAV:

Reconciliation of Stockholders’ Equity to NAV	June 30, 2018
Stockholders’ equity under U.S. GAAP	$2,061,647
Adjustments:
Organization and offering costs	20,000

NAV	$2,081,647

The following details the adjustments to reconcile U.S. GAAP stockholders’ equity to the Company’s NAV:

Organization and offering costs

The Advisor has agreed to pay, on behalf of the Company, all initial organizational and offering costs (including legal, accounting, and other costs attributable to the Company’s organization and offering, but excluding upfront selling commissions, dealer manager fees and distribution fees) (“Initial O&O Costs”) through the first anniversary of the date on which the Company satisfies the Minimum Offering Requirement, which will be June 28, 2019 (the “Escrow Break Anniversary”). Such costs will be reimbursed to the Advisor, ratably, by the Company, over 36 months beginning on June 30, 2019, subject to a maximum of 1% of gross offering proceeds of this offering. Under U.S. GAAP, our reimbursement liability pertaining to the Initial O&O costs is recorded as Due to related party in the Company’s consolidated balance sheet. For NAV, such costs will be recognized as a reduction in NAV as they are reimbursed.

Offering Prices

On August 7, 2018, our board of directors approved new offering prices for our Class A Shares, Class T Shares and Class I Shares. The offering prices in connection with our primary offering are equal to the estimated net asset value for such class of common stock plus applicable upfront selling commissions and dealer manager fees, less applicable support from our sponsor of a portion of selling commissions and dealer manager fees. The offering prices in connection with our distribution reinvestment plan are equal to the estimated NAV for such class of common stock. These new offering prices will be effective commencing on August 21, 2018, five business days after the date hereof. We will not accept any subscription agreements during the five business day period commencing on August 14, 2018. We will commence accepting subscription agreements again on August 21, 2018. See the “How To Subscribe” section of our prospectus for additional information.

The offering prices in our primary offering are set forth below:

	Offering Price
Class A Shares	$24.85	*
Class T Shares	$24.09	*
Class I Shares	$23.61

*	These amounts have been rounded to the nearest whole cent and the actual per share offering price for the Class A Shares is $24.8526 and for the Class T Shares is $24.0918, respectively.

Update to Prospectus Summary

The structure chart on page 29 of the prospectus is deleted in its entirety and replaced with the following:

(1)

CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. Mr. Howard W. Lutnick controls Cantor Fitzgerald, L.P. through his ownership of CF Group Management, Inc. Cantor Fitzgerald, L.P. indirectly owns Cantor Fitzgerald & Co.

(2)

We will initially own a capital interest in the operating partnership consisting of general and limited partnership interests. We are the sole general partner of the operating partnership and, therefore, our board of directors has ultimate oversight and policy-making authority with respect to our operating partnership. Our board of directors has retained our advisor which will be responsible for coordinating the management of our day-to-day operations and the management of our operating partnership subject to the terms of the advisory agreement.

(3)	Our dealer manager is indirectly owned by Cantor Fitzgerald, L.P.

(4)	The special units will entitle Rodin Income Trust OP Holdings, LLC to receive certain operating partnership distributions. See “Management Compensation.”
(5)

RIT REIT Sub I, Inc. is a Maryland corporation which intends to elect to be taxed as a REIT for federal income tax purposes beginning with the first taxable year in which it is qualified to make such election.

Update to Risk Factors

The following are inserted as new risk factors at the end of the section titled “Risk Factors — Risks Related to This Offering and Our Corporate Structure” on page 40 of the prospectus:

Defects or disruptions in our technology or services could diminish demand for our products and service and subject us to liability.

Because our technology, products and services are complex and use or incorporate a variety of computer hardware, software and databases, both developed in-house and acquired from third-party vendors, our technology, products and services may have errors or defects. Errors and defects could result in unanticipated downtime or failure, and could cause financial loss and harm to our reputation and our business.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be materially harmed.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be harmed. We support and maintain many of our computer systems and networks internally. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although all of our business critical systems have been designed and implemented with fault tolerant and/or redundant clustered hardware and diversely routed network connectivity, our redundant systems or disaster recovery plans may prove to be inadequate. We may be subject to system failures and outages that might impact our revenues and relationships with clients. In addition, we will be subject to risk in the event that systems of our clients, business partners, vendors and other third parties are subject to failures and outages.

We rely on third-party service providers for certain aspects of our business, including for certain information systems, stockholder services, technology and administration. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following, which may not in all cases be covered by insurance:

•	unanticipated disruptions in service to our clients;

•	slower response times;

•	financial losses;

•	litigation or other client claims; and

•	regulatory actions.

We may experience additional systems failures in the future from power or telecommunications failures, acts of God or war, weather-related events, terrorist attacks, human error, natural disasters, fire, power loss, sabotage, cyber-attacks, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service could damage our reputation, business and brand name.

Malicious cyber-attacks and other adverse events affecting our operational systems or infrastructure, or those of third parties, could disrupt our business, result in the disclosure of confidential information, damage our reputation and cause losses or regulatory penalties.

Developing and maintaining our operational systems and infrastructure is challenging, particularly as a result of rapidly evolving legal and regulatory requirements and technological shifts. Our financial, accounting, data processing or other operating and compliance systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, such as a malicious cyber-attack or other adverse events, which may adversely affect our ability to provide services.

In addition, our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take protective measures such as software programs, firewalls and similar technology, to maintain the confidentiality, integrity and availability of our and our clients’ information, and endeavor to modify these protective measures as circumstances warrant, the nature of cyber threats continues to evolve. As a result, our computer systems, software and networks may be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability or disruption of service, computer viruses, acts of vandalism, or other malicious code, cyber-attack and other adverse events that could have an adverse security impact. Despite the defensive measures we have taken, these threats may come from external factors such as governments, organized crime, hackers, and other third parties such as outsource or infrastructure-support providers and application developers, or may originate internally from within us.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities. Such parties could also be the source of a cyber-attack on or breach of our operational systems, data or infrastructure.

There have been an increasing number of cyber-attacks in recent years in various industries, and cyber-security risk management has been the subject of increasing focus by our regulators. If one or more cyber-attacks occur, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, as well as our clients’ or other third parties’, operations, which could result in reputational damage, financial losses and/or client dissatisfaction, which may not in all cases be covered by insurance. Any such cyber incidents involving our computer systems and networks, or those of third parties important to our business, could have a material adverse effect on our business, financial condition, results of operations and prospects.

The following is inserted as a new risk factor after the risk factor titled “Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you” on page 71 of the prospectus:

In the event RIT REIT Sub I, Inc. were to fail to qualify as a REIT for federal income tax purposes, we may also fail to qualify as a REIT as a result thereof or be subject to potentially significant penalty taxes.

In the event RIT REIT Sub I, Inc were to fail to qualify as a REIT for federal income tax purposes we may be deemed to fail the asset test for one or more quarters. See “Federal Income Tax Consequences—Taxation of Rodin Income Trust, Inc.” Under certain circumstances, and provided there is reasonable cause for the failure and certain other requirements are met, we would be subject to an excise tax equal to the maximum corporate rate (currently 21%) multiplied by the net amount of dividend income received from RIT REIT Sub I, Inc during any such quarter, but would retain our qualification as a REIT. In the absence of reasonable cause for such failure or the satisfaction of such other requirements, we would lose our REIT status, effective as of the taxable year in which the asset test was first failed to be satisfied as of the close of any quarter taking into account any applicable cure periods. If we were to lose our REIT status we would be precluded from re-electing to be taxed as REIT until the fifth subsequent calendar year. If we fail to qualify as a REIT, our operations and our ability to pay distributions to our stockholders would be adversely impacted.

Update to Market Opportunity

The following disclosure supersedes and replaces the disclosure under the heading “Market Opportunity” on page 135 of our prospectus:

Unless otherwise indicated, all information in this Market Opportunity section is comprised of the market study prepared by Rosen Consulting Group, or RCG, a national commercial real estate advisory company in May 2017. Forecasts prepared by RCG are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. There is no assurance any of the forecasts will be achieved. We believe the data utilized by RCG that is contained in this section is reliable, but we have not independently verified this information. The statements contained in this section are based on current expectations and beliefs concerning future developments and their potential effects on us and speak only as of the date of such statements.

Current Market Conditions

The economic expansion has continued, fueled in part by tax cuts, deregulation and a continuation of the relatively easy monetary policy environment, driving further improvement in the commercial real estate market. The additional business activity and jobs created in the last few years spurred additional demand for commercial real estate space. The absorption of vacant space and corresponding increase in achievable rents increased the development pipeline, particularly for apartments and in technology markets and major cities. Rosen Consulting Group expects the economic expansion to continue through the near term.

The moderate pace of job creation continued in the past year, averaging just over 180,000 private sector jobs created per month. In the first three months of 2018, nonfarm employment increased by more than 600,000 jobs. In 2017, national employment increased by nearly 2.2 million jobs, a slight slowdown from the previous year as the labor market tightened. In the last five years, more than 12.5 million jobs were created. The federal government shift towards deregulation combined with tax reform continued to spur elevated business optimism and drove hiring in the middle of the country.

As fiscal stimulus flows into the economy alongside a somewhat easy monetary policy environment, the tight labor market should accelerate wage growth and lead to a higher rate of inflation. The skills and location mismatch may have mitigated higher inflation thus far, but RCG expects increased upward pressure on prices in the near term. As long as the economic expansion continues, the acceleration in inflation could benefit commercial real estate as the asset class offers inflation hedge characteristics that will attract investment capital.

Commercial real estate investment volume slowed from the peak in 2015. Despite positive operating conditions, the increased valuations and removal of some foreign capital from the market thinned the buyer pool. Through the first quarter of 2018, acquisition volume slowed further to an annualized $439 billion. In comparison, investment activity was $468 billion in 2017 and $491 billion in 2016. Even as aggregate transaction volume slowed, investment activity accelerated modestly in secondary and tertiary markets. As the cost of capital rises and net income growth plateaus, RCG expects investment volume to slow modestly in the near term.

Even as operating metrics improved, the end of cap rate compression and higher acquisition values reduced investment returns. Unlevered private real estate returns fell to single-digit territory in 2016 and reached 7.1% by the first quarter of 2018, according to the National Council of Real Estate Investment Fiduciaries (NCREIF). Public real estate languished in the last year with public REITs trading at discounts to the underlying asset values.

The economic expansion drove additional tenant demand in recent quarters, driving rent growth. Continued leasing by a range of industries, as well as the demand for apartments generated by their Millennial-age employees, should drive additional rent growth in the near term. Rent growth in regional malls remained somewhat stable, but this was a reflection of the outperformance by prime centers which offsets underperformance by commodity shopping centers that are cannibalized by online sales channels rather than uniform growth.

Since 2015, the Federal Reserve has raised the target rate for Federal Funds six times as the Federal Open Market Committee continued on a path to normalize interest rates. In recent months, the strengthened economy and modest inflationary pressure should lead the Federal Reserve to continue on its gradual rate hike path. Additionally, 10-year bond yields continue to trend higher, surpassing the 3% threshold in late April.

RCG expects that borrower demand will persist as existing loans mature and acquisitions prompt new borrowing. The recent upward movement of interest rates may increase near term borrowing demand as borrowers refinance or switch to fixed rate loans. The improvement in local economies and real estate operating conditions across the country may drive additional acquisition activity in secondary and tertiary markets, leading to increased demand for mortgage debt.

Size of the Debt Market

The commercial debt market shrunk in the aftermath of the 2008 financial crisis while government lending supported the continued growth of the multifamily debt market. Since that period, strengthened economic activity and real estate investment volume supported increased lending activity. In 2017, the volume of outstanding commercial mortgage debt increased to $3.18 trillion, an increase of 6.7% from the same period one year prior and an increase of 30.4% from the end of 2012, according to the Mortgage Bankers Association.

As of the fourth quarter of 2017, banks and thrifts held 39.7% of outstanding commercial mortgages, the largest share. CMBS accounted for 13.9%, GSEs and agency MBS accounted for 19.0%, life companies accounted for 14.7%, with the remainder held by smaller investor categories. Since the fourth quarter of 2007, the share of debt outstanding held by banks decreased by 10.1 percentage points while the share held by CMBS decreased by 7.4 percentage points, a result of the maturation of loans by these lenders and an increase in the share of originations by GSEs, life companies and non-regulated lenders. We expect that continued regulatory pressure on banks and CMBS risk retention requirements of Dodd-Frank will result in significant market opportunity for non-bank lenders.

Origination Volume

Lending volume continued to accelerate as improved operating conditions, a wave of maturities and impending interest rate increases spurred borrower demand higher. The major debt capital sources, banks, life insurance companies, conduits and private lenders, increased debt availability in recent years.

According to Mortgage Bankers Association, aggregate commercial lending increased by 8.1% to $530.1 billion in 2017 from $490.6 billion in 2016. Debt originations exceeded the 2007 cyclical peak for the first time in 2017 even as regulatory constraints on financial institutions limited some loan activity. Consistent with pressure to reduce activity and a rise in lending from private sources, the GSE’s market share fell to 24.9% in 2016 from 44.8% in 2009 when the GSEs fulfilled the mandate to maintain liquidity in the multifamily housing market. Commercial banks and savings institutions accounted for 32.1% of originations, up slightly from 27.5% the previous year. Life insurance companies and pension funds accelerated lending activity early in the recovery cycle and continued to maintain the volume of debt placements.

CMBS issuance peaked in 2007 and in recent years recovered from the 2009 low point to reach the most recent peak in 2015. By 2015, issuance reached $95 billion, according to Commercial Mortgage Alert. The 2015 level of securitized issuance is less than half of the average of nearly $200 billion in annual issuance from 2005 through 2007. Market disruptions in late 2015 and early 2016 reduced issuance. By the end of 2017, CMBS issuance decreased to $87.8 billion and through May 2018, year-to-date issuance slowed further to $29.0 billion, or an annualized figure of $69.6 billion. Even as the size of the debt market increased and operating conditions for commercial real estate assets remained positive throughout much of the country, CMBS issuance has generally trended lower since the 2015 peak.

Loan charge-off rates by commercial banks remain near all-time lows. In the fourth quarter of 2017, the net charge-off rate for commercial real estate loans fell to effectively 0%. Historically, loan losses have been low when lending at favorable times in the real estate lending cycle as the rate of delinquent loans decreases and lenders are able to recover a large portion of principal balance for the few loans that default. RCG believes that the current low charge-off rate indicates that this is a favorable time to invest in commercial real estate debt.

The regulatory environment for banks, limited lending mandates of the GSEs and specific focus by life companies on certain lending segments may provide lending opportunities for a wide range of debt capital sources as investment volume remains elevated. We believe that borrower demand is likely to exceed the amount of debt capital available from these primary lending groups, although there can be no assurance that this will be the case.

Competitive Environment

The competitive landscape for commercial and multifamily lending dramatically changed largely due to the regulatory response to the financial crisis. Different lender groups will be impacted differently by new regulations, some of which are still being defined and implemented by regulators while others are under consideration for modification or rollback. This could result in changes that will have a more significant impact on regulated banks than non-bank and private firms, which may provide non-bank and private firms with new opportunities and potential competitive advantages in the commercial real estate lending market.

Commercial banks are still handling some legacy distressed mortgages and are facing new regulations that will limit investments and require higher levels of capital to be held against any lending activity. Banks are weighing lending choices in the face of Dodd-Frank, Basel III and the Volcker Rule. The 30 institutions identified by the Financial Stability Board and Basel Committee on Banking Supervision as “Global Systemically Important Banks” will face the greatest scrutiny as higher loss absorbency requirements are phased in, but all banks will have to adapt to the new regulatory environment.

Prior to the enhanced regulatory environment, the number of commercial banks had decreased consistently during the past 30 years. From 1984 to year-end 2017, the number of commercial banks fell by 66.1%, according to the Federal Financial Institutions Examination Council.

Life insurance companies will also face regulation under Dodd-Frank. Dodd-Frank establishes a Federal Insurance Office (FIO) within the Department of Treasury, which is a move from state to federal regulation of the industry, although recent reform measures and de-regulatory efforts may limit the influence of the FIO on insurance companies. Insurance companies might also be determined by the Financial Stability Oversight Council to be systemically significant and subject to supervision by the Federal Reserve. Thus far, three domestic insurers have been given this label. The implications for insurance companies will evolve as the agencies develop regulatory guidelines but we expect the result to be more conservative commercial real estate lending overall.

As banks and life companies are forced to more carefully choose lending opportunities, non-regulated lending firms may have the advantage of flexibility. With no mandated capital requirements, non-regulated firms may also have an advantage in terms of the scale of origination volumes, ability to close deals quickly and deal structure flexibility. Mezzanine lenders may also be able to take advantage of opportunities to fill gaps in the capital stack. While CMBS conduits will face some regulation in execution, we expect that securitization will remain a viable outlet for deal distribution and may present opportunities even as issuance moderates.

Moving forward from the financial crisis and the seizure in the capital markets, commercial real estate operating conditions and lending market steadily recovered. Currently, the strengthened economy is driving increased demand for real estate and investment activity remains elevated. RCG believes that the continued acceleration of borrower demand should drive increased originations from most primary lenders and opportunities for mezzanine capital.

Update to the Federal Income Tax Considerations

The third sentence of the first paragraph in the section titled “Update to the Federal Income Tax Considerations” is deleted in its entirety and replaced with the following:

For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Rodin Income Trust, Inc.,” “we,” “our” and “us” mean only Rodin Income Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated provided that, where appropriate, references to “we” and “our” when describing federal income tax considerations applicable to REITs generally, should be read to include RIT REIT Sub I, Inc.

Update to the Plan of Distribution

The disclosure under the heading “Plan of Distribution—Volume Discounts” is deleted in its entirety and replaced with the following:

We are offering volume discounts to investors who purchase through the same participating broker-dealer, whether in a single purchase or as the result of multiple purchases, more than (i) $500,000 of Class A Shares or (ii) $1.0 million of Class T Shares in our primary offering. In order to qualify for a particular volume discount as the result of multiple purchases of shares, all such purchases must be made by an individual or entity with the same social security number or taxpayer identification number, as applicable; provided, that, purchases by an individual investor and his or her spouse living in the same household may also be combined for purposes of determining the applicable volume discount. The selling commissions we will pay in respect of purchases in excess of $500,000 for Class A Shares and $1.0 million for Class T Shares will be reduced with respect to the dollar volume of the purchase in excess of that amount within the applicable volume discount range or ranges. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions we pay will be reduced. Because the dealer manager may, in its sole discretion, reallow all or a portion of its selling commissions to participating broker-dealers, the amount of selling commissions participating broker-dealers receive for such sales may be reduced.

The following table shows the discounted price per Class A Share and the reduced selling commissions payable for volume sales of our shares.

Dollar Volume Shares Purchased	Selling Commissions	Price Per Share to Investor
$0 to $500,000	6%	$26.32
$500,001 to $1,000,000	5%	$26.04
$1,000,001 to $3,000,000	4%	$25.77
$3,000,001 to $5,000,000	3%	$25.51

We will apply the reduced selling price on a marginal basis. For example, a purchase of 100,000 Class A Shares in a single transaction would result in a purchase price of $2,592,783 ($25.93 per share), after giving effect to the applicable discounts to the amount of the purchase in excess of $500,000 and $1,000,000, rather than a purchase price of $2,631,580, which would be the price if a volume discount had not been applied to the sale.

The following table shows the discounted price per Class T Share and the reduced selling commissions payable for volume sales of our shares.

Dollar Volume Shares Purchased	Selling Commissions	Price Per Share to Investor
$0 to $1,000,000	3%	$25.51
$1,000,001 to $2,500,000	2%	$25.25
$2,500,001 to $5,000,000	1%	$25.00

We will apply the reduced selling price on a marginal basis. For example, a purchase of 100,000 Class T Shares in a single transaction would result in a purchase price of $2,535,000 ($25.35 per share), after giving effect to the applicable discounts to the amount of the purchase in excess of $1,000,000 and $2,500,000, rather than a purchase price of $2,551,020, which would be the price if a volume discount had not been applied to the sale.

In addition, in order to encourage purchases of shares of our common stock in excess of $5,000,000, the dealer manager may, in its sole discretion, agree with an investor to reduce (i) the sales commission with respect to all Class A Shares purchased by the investor to as low as $0.53 per share (2% of the primary offering price) and (ii) the sales commission with respect to all Class T Shares purchased by the investor to as low as $0.26 per Class T Share (1% of the primary offering price). Assuming a primary offering price of $26.32 per Class A Share and $25.51 per Class T Share, if an investor acquired in excess of $5,000,000 of Class A Shares or Class T Shares, the investor could pay as little as $25.25 per Class A Share or $25.00 per Class T Share purchased in excess of $5,000,000. The net proceeds to us would not be affected by such commission and fee reductions.

In addition, in order to encourage purchases of shares of our common stock in excess of $5,000,000, the dealer manager may, in its sole discretion, agree with an investor to reduce (i) the sales commission with respect to all Class A Shares purchased by the investor to as low as $0.50 per share (2% of the primary offering price) and (ii) the sales commission with respect to all Class T Shares purchased by the investor to as low as $0.25 per Class T Share (1% of the primary offering price). Assuming a primary offering price of $26.26 per Class A Share and $25.44 per Class T Share, if an investor acquired in excess of $5,000,000 of Class A Shares or Class T Shares, the investor could pay as little as $25.20 per Class A Share or $24.93 per Class T Share purchased in excess of $5,000,000. The net proceeds to us would not be affected by such commission and fee reductions.

Only Class A Shares and Class T Shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our distribution reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify an investor for the different discount levels.

Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

Current Form of Subscription Agreement

Our current form of subscription agreement is attached to this prospectus supplement as Appendix A. This form supersedes and replaces the form included in the prospectus.

Quarterly Report for the Quarter Ended June 30, 2018

On August 13, 2018, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, a copy of which is attached to this Supplement as Appendix B (without exhibits).

Appendix A

RODIN INCOME TRUST

SUBSCRIPTION AGREEMENT

For questions please contact our call center: (855) 9-CANTOR, option 2

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RODIN INCOME TRUST

SUBSCRIPTION AGREEMENT
Rodin Income Trust, Inc.

1. YOUR INVESTMENT

☐ Initial Investment
» $2,500 minimum investment

☐ Additional Investment
» $100 minimum investment

Amount of Subscription: $ ____________________ State of Sale: ____________________

Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash CANNOT be accepted

☐ **By Wire Transfer**
UMB Bank
Account Name: **Rodin Income Trust, Inc.**
Routing Number: 101000695
Account Number: 9872232992
For Further Credit to: (Investor's Name)

Regular Mail
P.O. Box 219206
Kansas City, MO 64101

Overnight Delivery
430 W. 7th Street
Kansas City, MO 64105

2. SHARE CLASS SELECTION

☐ Share Class A ☐ Share Class T ☐ Share Class I

3. OWNERSHIP TYPE

A) Non-Qualified Registration

☐ Individual (If applicable, attach TOD Form)
☐ Joint Tenant[1] (If applicable, attach TOD Form)
☐ Tenants in Common[1]
☐ Community Property[1]
☐ Trust[2,3]
☐ S-Corporation[2]
☐ C-Corporation[2]
☐ Partnership[2]
☐ Pension Plan[2]
☐ Profit Sharing Plan[2]
☐ KEOGH Plan[2]
☐ UGMA: State of ________
☐ UTMA: State of ________
☐ Other[2] ____________________

B) Qualified Registration

☐ Traditional (Individual) IRA
☐ ROTH IRA
☐ SEP IRA
☐ 401K
☐ Simple IRA
☐ Beneficial IRA as Beneficiary for:

____
(Name of Deceased Owner)

C) Custodian/Third Party Administrator Information

Custodian/Administrator Name ____

Custodian/Administrator Address ____

Custodian/Administrator City ____________________ State ____________ Zip ____________

Custodian/Administrator Tax ID __ __ __ __ __ __ __ __ __ Custodian/Administrator Phone ____________________

Investor's Account Number with Custodian/Administrator ____

1
Rodin Income Trust, Inc. | Subscription Agreement

SUBSCRIPTION AGREEMENT Rodin Income Trust, Inc.1. YOUR INVESTMENT Initial Investment Additional Investment >> $2,500 minimum investment >> $100 minimum investment Amount of Subscription: $ State of Sale: Money Orders, Travelers Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash CANNOT be accepted By Wire Transfer By Mail (checks payable to: Rodin Income Trust, Inc.) UMB Bank Rodin Income Trust, Inc. Account Name: Rodin Income Trust, Inc. c/o DST Systems, Inc. Routing Number: 10100069 Account Number: 9872232992 Regular Mail Overnight Delivery For Further Credit to: (Investors Name) P.O. Box 219206 430 W. 7th Street Kansas City, MO 64101 Kansas City, MO 64105 PLEASE NOTE ALL PENNSYLVANIA INVESTORS: Please make your check payable to UMB Bank, N.A., as escrow agent for Rodin Income Trust, Inc. 1010 Grand Blvd, Kansas City, MO 641062. SHARE CLASS SELECTION Required: Please consult with your financial advisor and check the appropriate box to indicate the share class you intend to purchase. Share Class A Share Class T Share Class I3. OWNERSHIP TYPE A) Non-Qualified Registration Individual (If applicable, attach TOD Form) S-Corporation2 KEOGH Plan2 Joint Tenant1 (If applicable, attach TOD Form) C-Corporation2 UGMA: State of Tenants in Common1 Partnership2 UTMA: State of Community Property1 Pension Plan2 Other2 Trust2,3 Profit Sharing Plan2 If non-qualified account is custodial held, please check box and complete custodial information below (1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. B) Qualified Registration Traditional (Individual) IRA SEP IRA Simple IRA ROTH IRA 401K Beneficial IRA as Beneficiary for: (Name of Deceased Owner)C) Custodian/Third Party Administrator Information Custodian/Administrator Name Custodian/Administrator Address Custodian/Administrator City State Zip Custodian/Administrator Tax ID Custodian/Administrator Phone Investors account number with Custodian/Administrator

4. INVESTOR INFORMATION Account Registration: Trust or Entity Name (If Applicable) SSN/Tax ID Date of Formation Required: Name of Investor/Trustee 1 SSN/Tax ID Date of Birth / / Name of Investor/Trustee 2 SSN/Tax ID Date of Birth / / Physical Address (No P.O. Boxes) City State Zip Phone Number Email Address* Mailing Address (If different from physical address) City State Zip U.S. Citizen** U.S. Citizen residing outside the U.S.** Foreign Citizen Country*** Check here if you are subject to backup withholding. (Please attach a copy of the withholding notice.) * Providing an email address above does not opt you into electronic delivery of documents as described in section 5. The email address provided above will be used for communications from the Company such as annual reports, proxy statements and other investor communications. Your email address will not be provided to third parties that are not representatives or agents of the Company.** A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. ***Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN.5. ELECTRONIC DELIVERY We encourage you to sign up for electronic delivery to be environmentally friendly and help reduce printing and mailing costs for the company. Electronic delivery is optional and can be changed in the future at your discretion. I consent to electronic delivery using the email address listed in section 4. By checking this box, Rodin Income Trust, Inc. will make certain investor communications available on its website at www.rodinincome.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you: (i) agree that you have provided a valid e-mail address in this Section; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; and (iii) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. Rodin Income Trust, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by changing your delivery preference online at www.rodinincome.com and logging into the website using the Investor Login option, or by contacting Rodin Income Trust, Inc. at (855) 9-CANTOR, option 2.

6. DISTRIBUTION INFORMATION (Choose ONLY one of the following options) If a box is not checked below, 100% of your distributions will be sent to the address of record or custodian, if applicable. I choose to have distributions sent to the mailing address in section 4 I elect to participate in the Distribution Reinvestment Plan (DRIP) described in the Prospectus If you fail to meet the minimum income and net worth standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, promptly notify Rodin Income Trust, Inc. in writing of that fact. % DRIP % Cash (must equal 100%) If custodial held, cash will be sent to the custodian. Otherwise cash will be sent to the mailing address in section 4, or sent via direct deposit (only if bank information is provided). I choose to have distributions sent to the address below Direct Deposit (Attach Voided Check) NOT APPLICABLE FOR CUSTODIAL HELD ACCOUNTS I authorize Rodin Income Trust, Inc., or its agent (collectively, Rodin) to deposit my distributions in the checking or savings (not available for brokerage accounts) account identified below. This authority will remain in force until I notify Rodin in writing to cancel it. In the event that Rodin deposits funds erroneously into my account, Rodin is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit (not available without custodial approval, if applicable). Checking (must enclose voided check) Savings (must provide copy of bank statement or verification from bank)Name of Bank, Brokerage Firm or Individual Address City State Zip ABA/Routing Number Account Number 7. ALTERNATE ADDRESS Duplicate Mailings Name Mailing Address (Can be a P.O. Box) City State Zip Phone Number Alternate Phone Number Email Fax

8. SUBSCRIBER SIGNATURES Please separately initial each of the representations below, if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. For the purposes of Section 8, net worth in all cases should be calculated excluding the value of an investors home, home furnishings and automobiles. Liquid net worth is defined as that portion of an investors net worth that consists of cash, cash equivalents and readily marketable investments. In order to induce Rodin Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows: Owner Initials Joint Owner Initials (if applicable) a) I have received the final Prospectus of Rodin Income Trust, Inc., as amended and supplemented as of the date hereof, at least five business days before signing this Subscription Agreement. b) I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under Suitability Standards in the Prospectus. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase. c) I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my investment in these shares is not liquid. d) I am purchasing the shares for the account referenced in this Subscription Agreement. e) I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to: reviewing this Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares. f) I understand that the purchase price per share will change on a quarterly basis and that the purchase price per share at which my investment will be executed will be made available on the 45th day following each completed quarter at www.rodinincome.com and in a prospectus supplement or post-effective amendment filed with the Securities and Exchange Commission, available at www.sec.gov. I understand that Rodin Income Trust, Inc. will not accept any subscription agreements during the five business day period immediately prior to the effectiveness of the new purchase price and, if my purchase request has not been accepted, I may withdraw my purchase request during such period by notifying the transfer agent, my financial advisor or directly through a toll-free, automated telephone line, 855-9-CANTOR. IMPORTANT: Please review and initial any state suitability applicable to you g) If I am an Alabama resident, I acknowledge that I have a liquid net worth of at least ten times my investment in Rodin Income Trust, Inc. and its affiliates. h) If I am a California resident, I acknowledge I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of $150,000, and (ii) my total investment in Rodin Income Trust, Inc.s offering may not exceed 10% of my net worth. i) If I am an Idaho resident, I acknowledge that I have either: (i) a liquid net worth of $85,000 and annual income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, I acknowledge that my total investment in Rodin Income Trust, Inc. shall not exceed 10% of my liquid net worth. Liquid net worth is defined for purposes of this investment as that portion of net worth consisting of cash, cash equivalents and readily marketable securities. j) If I am an Iowa resident, I acknowledge that I have (i) either (a) a minimum net worth of $350,000 (exclusive of home, auto and furnishings) or (b) a minimum annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings), and (ii) my total investment in shares of Rodin Income Trust, Inc. or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my liquid net worth. Liquid net worth for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit. k) If I am a Kansas resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities. l) If I am a Kentucky resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. m) If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. n) If I am a Massachusetts resident, I acknowledge I may not invest more than 10% of my liquid net worth in this Program and in other illiquid direct participation programs. Liquid net worth is that portion of an investors net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities. o) If I am a Missouri resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc.s offering may not exceed 10% of my liquid net worth.

Owner Initials Joint Owner Initials (if applicable) p) If I am a Nebraska resident, I acknowledge that I (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) will limit my investment in Rodin Income Trust, Inc. and in the securities of other non-publicly traded REITs to 10% of my net worth (exclusive of home, home furnishings, and automobiles). If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit. q) If I am a Nevada resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc. must not exceed 10% of my net worth (exclusive of home, furnishings and automobiles). r) If I am a New Jersey resident, I acknowledge that I have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, liquid net worth is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, my investment in Rodin Income Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. New Jersey investors are advised that, after giving effect to sponsor support payment of selling commissions and dealer manager fees in the amount of up to 4% of gross offering proceeds, Class A shares will, with limited exceptions, be subject to upfront selling commissions and/or dealer manager fees of up to 5.0%, and Class T shares will, with limited exceptions, be subject to upfront selling commissions of up to 2.0%, which, in each case, will reduce the amount of the purchase price that is available for investment. The dealer manager fees for Class I shares in the amount of 1.5% of gross offering proceeds will be paid by the sponsor. Rodin Income Trust, Inc. will reimburse the sponsor for payment of a portion of selling commissions, and all of the dealer manager fees, up to a total of 4% of gross offering proceeds, from the sale of Class A, Class I and Class T shares, upon the occurrence of a liquidity event, or upon the termination of the advisory agreement with the advisor, subject to stockholders having received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.5% cumulative, non-compounded return. New Jersey investors are also advised that Rodin Income Trust, Inc. will pay distribution fees, subject to certain limits, with respect to outstanding Class T shares in an annual amount equal to 1.0% of (i) the gross offering price per Class T share in the primary offering, or (ii) if we are no longer offering shares in a public offering, the most recently published per share NAV of Class T shares. Distribution fees will reduce the amount of distributions that are paid with respect to Class T shares. s) If I am a New Mexico resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc.s offering, the offerings of its affiliates and the offerings of other non-traded REITs may not exceed 10% of my liquid net worth. t) If I am a North Dakota resident, I acknowledge that I have a net worth of at least ten times my investment in Rodin Income Trust, Inc. u) If I am an Ohio resident, I acknowledge that my aggregate investment in shares of Rodin Income Trust, Inc., Affiliates of Rodin Income Trust, Inc., and in other non-traded real estate investment programs may not exceed ten percent (10%) of my liquid net worth. Liquid net worth shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. v) If I am an Oregon resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc. may not exceed 10% of my liquid net worth. w) If I am a Pennsylvania resident, I acknowledge that my aggregate investment in Rodin Income Trust, Inc.s offering may not exceed 10% of my net worth. x) If I am a Tennessee resident, I acknowledge that my investment must not exceed ten percent (10%) of my liquid net worth (excluding the value of an investors home, furnishings and automobiles). y) If I am a Vermont resident, I acknowledge that if I am a non-accredited investor, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For these purposes, liquid net worth is defined as an investors total assets (not including home, home furnishings, or automobiles) minus total liabilities. SUBSTITUTE W-9: TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her ), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service (IRS) that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 4. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign. By signing the Subscription Agreement, you agree to provide the information in Section 8 and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to open your account. Signature of Investor (Required) Date (Required) Signature of Joint Investor (if applicable) Date Signature of Custodian or Administrator (if applicable) Investors will receive confirmations of their Purchases upon acceptance of their subscriptions. Medallion Signature Guarantee Stamp Here

9. BROKER DEALER OR RIA AND FINANCIAL ADVISOR INFORMATION THE FINANCIAL ADVISOR MUST SIGN BELOW TO COMPLETE THE ORDER. THE FINANCIAL ADVISOR HEREBY WARRANTS THAT HE/SHE IS DULY LICENSED AND MAY LAWFULLY SELL SHARES IN THE STATE DESIGNATED AS THE INVESTORS LEGAL RESIDENCE. ALL FIELDS REQUIRED: Broker Dealer or RIA Name Broker Dealer or RIA Address City State Zip Phone Fax Email Financial Advisors Name Financial Advisors #/Branch ID Financial Advisors Company Name Financial Advisors Address City State Zip Phone Fax Email Please note, unless previously agreed to in writing by Rodin Income Trust, Inc. (RIT), all sales of securities must be made through a broker dealer, including when a Registered Investment Advisor (RIA) has introduced the sale. In all cases, Section 9 must be completed. The undersigned confirms, that they have (i) reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) discussed prospective purchase of shares with the investor; (iii) advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (iv) delivered or made available a current prospectus and related supplements, if any, to such investor; (v) reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned financial advisor represents and certifies to RIT and Cantor Fitzgerald & Co. that, in connection with this subscription for shares, he or she has complied with and has followed the requirements of the USA PATRIOT Act of 2001 including the independent verification of the identity of all customers and the reporting of suspicious activities. We have reviewed authorizing entity documentation, if applicable, and are satisfied that the person(s) who signed the documents are permitted to do so. We believe that the sources of our clients funds are legitimate. Furthermore, we do not maintain or transact business for or with individuals or organizations on Office of Foreign Assets Control (OFAC) list nor with any account in an embargoed country. If acting as an Investment Advisor under the Investment Advisers Act of 1940, we acknowledge that we meet the definition of an Institution under FINRA Rule 4512(c) and that we are capable of and required to evaluate investment risks independently, both in general and with regard to all transactions and investments strategies involving a security or securities and will exercise independent judgment in evaluating this recommendation. c Through a participating Broker Dealer. c Through a Registered Investment Advisor (RIA)* * Check only if investment is made by an Investment Advisor Representative through an RIA and not in the capacity as a Registered Representative of a Broker Dealer. Shares are being purchased net of commission with respect to Class A shares. (Check only if applicable) Signature of Financial Advisor Date Signature of Broker-Dealer or RIA Date (Required) (If required by Broker-Dealer)

Appendix B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number: 333-221814

Rodin Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-1144197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 E. 59th Street, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 938-5000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐     No  ☒

The registrant’s registration statement on Form S-11, as amended (SEC File No. 333-221814), was declared effective on May 2, 2018. This is the first report required to be filed by Section 13 or 15(d) of the Securities and Exchange Act since that date.

Indicate by check mark whether the registrant submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒     No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

As of August 10, 2018, the registrant had 8,180 Class A shares, 80,000 Class I Shares, and 0 Class T shares of $0.01 par value common stock outstanding.

RODIN INCOME TRUST, INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

RODIN INCOME TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$2,176,474	$201,001
Prepaid expenses	23,809	—

Total assets	$2,200,283	$201,001

Liabilities and Equity
Liabilities
Due to related party	$138,636	$—

Total liabilities	138,636	—

Stockholder’s equity
Controlling interest
Preferred stock, $0.01 par value per share, 50,000,000 and 0 shares authorized, and 0 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Class A common stock, $0.01 par value per share, 160,000,000 and 300,000 shares authorized, and 8,180 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	82	82
Class T common stock, $0.01 par value per share, 200,000,000 and 0 shares authorized, and 0 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Class I common stock, $0.01 par value per share, 50,000,000 and 0 shares authorized, and 80,000 and 0 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	800	—
Additional paid-in capital	2,179,436	199,919
Accumulated deficit and cumulative distributions	(119,671)	—

Total controlling interest	2,060,647	200,001
Non-controlling interests in subsidiaries	1,000	1,000

Total stockholder’s equity	2,061,647	201,001

Total liabilities and stockholder’s equity	$2,200,283	$201,001

See accompanying notes to consolidated financial statements

RODIN INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Interest income	$—	$—	$—	$—

Total revenues	—	—	—	—

Operating expenses:
General and administrative expenses	114,448	—	119,671	—

Total operating expenses	114,448	—	119,671	—

Net income (loss)	(114,448)	—	(119,671)	—
Net income (loss) attributable to non-controlling interest	—	—	—	—

Net income (loss) attributable to common stockholder	$(114,448)	$—	$(119,671)	$—

Weighted average shares outstanding	10,827	8,180	9,471	8,180

Net income (loss) per common share – basic and diluted	$(10.57)	$—	$(12.64)	$—

See accompanying notes to consolidated financial statements

RODIN INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Stockholder’s Equity
						Accumulated Deficit and Cumulative Distributions
	Common Stock				Additional Paid-In Capital		Non- controlling interest
	Class A		Class I					Total Equity
	Shares	Amount	Shares	Amount
Balance as of January 1, 2017	8,180	$82	—	$—	$199,919	$—	$1,000	$201,001
Common stock issued	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	—

Balance as of December 31, 2017	8,180	$82	—	$—	$199,919	$—	$1,000	$201,001

	Stockholder’s Equity
						Accumulated Deficit and Cumulative Distributions
	Common Stock				Additional Paid-In Capital		Non- controlling interest	Total Equity
	Class A		Class I
	Shares	Amount	Shares	Amount
Balance as of January 1, 2018	8,180	$82	—	$—	$199,919	$—	$1,000	$201,001
Common stock issued	—	—	80,000	800	1,999,200	—	—	2,000,000
Offering costs	—	—	—	—	(19,683)	—	—	(19,683)
Net income (loss)	—	—	—	—	—	(119,671)	—	(119,671)

Balance as of June 30, 2018	8,180	$82	80,000	$800	$2,179,436	$(119,671)	$1,000	$2,061,647

See accompanying notes to consolidated financial statements

RODIN INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(119,671)	$—
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Changes in assets and liabilities:
(Increase) in prepaid expenses	(23,809)	—
Increase in due to related party	118,636	—

Net cash used in operating activities	(24,844)	—

Cash flows from financing activities:
Proceeds from issuance of common stock	2,000,317	—

Cash provided by financing activities	2,000,317	—

Increase in cash and cash equivalents	1,975,473	—
Cash and cash equivalents, at beginning of period	$201,001	$205,000

Cash and cash equivalents, at end of period	$2,176,474	$205,000

See accompanying notes to consolidated financial statements

RODIN INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Organization and Business Purpose

Rodin Income Trust, Inc. (the “Company”) was formed on January 19, 2016 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for United States (“U.S.”) federal income tax purposes beginning with the year ended December 31, 2018. The Company is currently 100% owned by the Company’s sponsor, Cantor Fitzgerald Investors, LLC (“CFI”). The Company’s consolidated financial statements include Rodin Income Trust Operating Partnership, L.P. (the “Operating Partnership”). Substantially all of the Company’s business is expected to be conducted through the Operating Partnership, a Delaware partnership formed on January 19, 2016. The Company is the sole general and limited partner of the Operating Partnership. Unless the context otherwise requires, the “Company” refers to the Company and the Operating Partnership.

On January 19, 2016, the Company was capitalized with a $200,001 investment by CFI through the purchase of 8,180 Class A shares of common stock. In addition, an indirect wholly owned subsidiary of CFI, Rodin Income Trust Op Holdings, LLC (the “Special Unit Holder”), has invested $1,000 in the Operating Partnership and has been issued a special class of limited partnership units, which is recorded as a non-controlling interest on the consolidated balance sheets as of June 30, 2018 and December 31, 2017, respectively. On June 28, 2018, the Company satisfied the minimum offering requirement for the Offering (the “Minimum Offering Requirement”) as a result of CFI’s purchase of $2.0 million in Class I shares.

As of June 30, 2018, the Company had not acquired nor contracted to acquire any investments.

The Company intends to focus on originating mortgage loans secured primarily by commercial real estate located primarily in the U.S., United Kingdom, and other European Countries. The Company may also invest in commercial real estate securities and properties. Commercial real estate investments may include mortgage loans, subordinated mortgage and non-mortgage interests, including preferred equity investments and mezzanine loans, and participations in such instruments. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), unsecured debt of publicly traded REITs, debt or equity securities of publicly traded real estate companies and structured notes.

The Company is externally managed by Rodin Income Advisors, LLC (the “Advisor”), a Delaware limited liability company and a wholly owned subsidiary of CFI. CFI is a wholly owned subsidiary of CFIM Holdings, LLC, which is a wholly owned subsidiary of Cantor Fitzgerald, L.P. (“CFLP”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with U.S. GAAP.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet. Management believes that the estimates utilized in preparing the consolidated financial statements are reasonable. As such, actual results could differ from those estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership and its consolidated subsidiaries in accordance with U.S. GAAP. The Company consolidates Variable Interest Entities (“VIE”) where it is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All intercompany balances are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company believes it mitigates this risk by investing its cash with high-credit quality financial institutions.

Organization and Offering Costs

The Advisor has agreed to pay, on behalf of the Company, all organizational and offering costs (including legal, accounting, and other costs attributable to the Company’s organization and offering, but excluding upfront selling commissions, dealer manager fees and distribution fees) (“Initial O&O Costs”) through the first anniversary of the date (the “Escrow Break Anniversary”) on which the Company satisfies the Minimum Offering Requirement (as defined in Note 3). Following the Escrow Break Anniversary, the Company will reimburse the Advisor for payment of organization and offering costs ratably over a 36-month period; provided, however, that the Company shall not be obligated to pay any amounts that as a result of such payment would cause the aggregate payments for organization and offering costs (less selling commissions, dealer manager fees and distribution fees) paid to the Advisor to exceed 1% of gross proceeds of the Offering (as defined in Note 3), as of such payment date. Any amounts not reimbursed in any period shall be included in determining any reimbursement liability for a subsequent period.

As of June 30, 2018 and December 31, 2017, the Advisor has incurred Initial O&O Costs on the Company’s behalf of $3,812,047 and $2,846,521, respectively. As of June 30, 2018 and December 31, 2017, the Company is obligated to reimburse the Advisor for Initial O&O Costs in the amount of $20,000 and $0, respectively, which is included within Due to related party in the accompanying consolidated balance sheets. As of June 30, 2018 and December 31, 2017, organizational costs of $317 and $0 were expensed and offering costs of $19,683 and $0 were charged to stockholder’s equity. The Company’s reimbursement liability for these amounts will be paid ratably over 36-months beginning on the Escrow Break Anniversary.

Due to Related Party

Due to related party is comprised of amounts contractually owed by the Company for various services provided to the Company from a related party, which at June 30, 2018 and December 31, 2017 was $138,636 and $0, respectively.

Income Taxes

The Company intends to elect to be taxed as a REIT and to comply with the related provisions under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2018. Accordingly,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. The Company may also be subject to certain state, local and franchise taxes. If the Company fails to meet these requirements, it will be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders.

Earnings Per Share

Basic net income (loss) per share of common stock is determined by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. All classes of common stock are allocated net income (loss) at the same rate per share.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers (Topic 606).” Beginning January 1, 2018, companies are required to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also includes additional disclosure requirements. The new standard can be adopted either retrospectively to prior reporting periods presented or as a cumulative effect adjustment as of the date of adoption. The Company has evaluated the overall impact that ASU 2014-09 has on the Company’s financial statements. The Company has adopted the standard using the modified retrospective transition method. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements as of June 30, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. Accounting guidance for lessors is largely unchanged. The guidance is effective beginning January 1, 2019, with early adoption permitted. The Company plans to adopt the standard on its required effective date. Management is continuing to evaluate the impact of the new guidance on the Company’s unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments – Credit Losses – Measurement of Credit Losses on Financial Instruments which significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance will replace the “incurred loss” approach under existing guidance with an “expected loss” model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The guidance is effective for fiscal years beginning after December 15, 2019 and is to be adopted through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

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In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business,” which addresses the definition of a business and provides a framework to determine if an asset or group of assets to be acquired is not a business. The standard clarifies that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of June 30, 2018.

Note 3 – Stockholder’s Equity

Initial Public Offering

On November 30, 2017, the Company filed a registration statement with the SEC on Form S-11 in connection with the initial public offering of up to $1.25 billion in shares of common stock, consisting of up to $1.0 billion in shares in its primary offering (the “Primary Offering”) and up to $250 million in shares pursuant to its distribution reinvestment plan (the “DRP”, and together with the Primary Offering, the “Offering”). The registration statement was subsequently declared effective by the SEC on May 2, 2018. On June 28, 2018, the Company satisfied the Minimum Offering Requirement for the Offering as a result of CFI’s purchase of $2.0 million in Class I shares.

The Company determines its net asset value as of the end of each quarter commencing with the quarter ended June 30, 2018, as the Minimum Offering Requirement of $2.0 million has been satisfied. Net asset value, as defined, (“NAV”) excludes any Initial O&O costs pursuant to the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus, with such costs to be reflected in the Company’s NAV when the Company reimburses the Advisor for these costs. Prior to determining its NAV, the per share purchase price for shares of common stock in the Company’s primary offering was $26.32 per Class A Share, $25.51 per Class T Share and $25.00 per Class I Share and the price for each class of shares of common stock in the Company’s DRP is $25.00. The Company’s Board of Directors adjusts the offering prices of each class of shares such that the purchase price per share for each class equals the NAV per share as of the most recent valuation date, as determined on a quarterly basis, plus applicable upfront selling commissions and dealer manager fees, less applicable support from our sponsor of a portion of selling commissions and dealer manager fees.

The Company’s shares of common stock consist of Class A shares, Class T shares and Class I shares, all of which are collectively referred to herein as shares of common stock. As of June 30, 2018, the Company’s total number of authorized shares of common stock was 410,000,000 consisting of 160,000,000 of Class A authorized common shares, 200,000,000 of Class T authorized common shares and 50,000,000 of Class I authorized common shares. The Company has the right to reallocate the shares of common stock offered between the Primary Offering and the DRP. The Class A shares, Class T shares and Class I shares have identical rights and privileges, including identical voting rights, but have different upfront selling commissions and dealer manager fees and the Class T shares have an ongoing distribution fee. The per share amount of distributions on Class T shares will be lower than the per share amount of distributions on Class A shares and Class I shares because of the on-going distribution fee that is payable with respect to Class T shares sold in the Primary Offering.

Pursuant to the terms of the dealer manager agreement between the Company and Cantor Fitzgerald & Co. (the “Dealer Manager”), a related party, the Dealer Manager provides dealer manager services in connection with the Offering. The Offering is a best efforts offering, which means that the Dealer Manager will not be required to sell any specific number or dollar amount of shares of common stock in the Offering, but will use its best efforts to sell the shares of common stock. The Offering is a continuous offering that will end no later than two years after the effective date of the Offering, or May 2, 2020, unless extended by the Company’s Board of Directors for up

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(Unaudited)

to an additional one year or beyond, as permitted by the SEC. The Company may continue to offer shares through the DRP after the primary offering terminates until the Company has sold $250 million in shares through the reinvestment of distributions.

In accordance with the dealer manager agreement, CFI will pay a portion of selling commissions and all of the dealer manager fees, up to a total of 4.0% of gross offering proceeds from the sale of Class A shares, Class T shares and Class I shares, incurred in connection with the Offering. The Company will reimburse CFI for these costs (i) immediately prior to or upon the occurrence of a liquidity event, including (A) the listing of the Company’s common stock on a national securities exchange or (B) a merger, consolidation or a sale of substantially all of the Company’s assets or any similar transaction or any transaction pursuant to which a majority of the Company’s Board of Directors then in office are replaced or removed, or (ii) upon the termination of the advisory agreement by the Company or by the Advisor. In each such case, the Company will only reimburse CFI after the Company has fully invested the proceeds from the Offering and the Company’s stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.5% cumulative, non-compounded annual pre-tax return on such invested capital.

The Company also has 50 million shares of preferred stock, $0.01 par value, authorized. No shares of preferred stock are issued or outstanding.

As of June 30, 2018, the Company had sold 80,000 shares of its common stock (consisting of 80,000 Class I shares) in the Offering to CFI for aggregate net proceeds of $2,000,000. As of December 31, 2017, the Company had not sold any shares of its common stock in the Offering.

Distributions

The Company has not declared or paid any distributions as of June 30, 2018.

The amount of distributions payable to the Company’s stockholders is determined by the Board of Directors and is dependent on a number of factors, including funds available for distribution, the Company’s financial condition, capital expenditure requirements, requirements of Maryland law and annual distribution requirements needed to qualify and maintain its status as a REIT. The Board of Directors may reduce the amount of distributions paid or suspend distribution payments at any time and, therefore, distribution payments are not assured.

To ensure that the Company has sufficient funds to cover cash distributions authorized and declared during the Offering, the Company and CFI entered into a distribution support agreement. The terms of the agreement provide that in the event that cash distributions exceed modified funds from operations (“MFFO”), for any calendar quarter through May 2, 2020, CFI shall purchase Class I shares from the Company in an amount equal to the distribution shortfall, up to $5,000,000 (less the amount from the shares purchased by CFI in order to satisfy the Minimum Offering Requirement).

Redemptions

After stockholders have held their shares for at least one year, stockholders may be able to have their shares repurchased by the Company pursuant to the share repurchase program. The Company will repurchase shares at a price equal to, or at a discount from, NAV per share of the share class being repurchased subject to certain holding period requirements which effect the repurchase price as a percentage of NAV.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The share repurchase program includes numerous restrictions that limit stockholders’ ability to have their shares repurchased. Unless the Company’s Board of Directors determines otherwise, the funds available for repurchases in each quarter will be limited to the funds received from the DRP in the prior quarter. The Board of Directors has complete discretion to determine whether all of such funds from the prior quarter’s DRP will be applied to repurchases in the following quarter, whether such funds are needed for other purposes or whether additional funds from other sources may be used for repurchases. Further, during any calendar year, the Company may repurchase no more than 5% of the weighted-average number of shares outstanding during the prior calendar year. The Company also has no obligation to repurchase shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. The Company may amend, suspend or terminate the share repurchase program for any reason upon 10 business days’ notice.

The Company has not received any requests to repurchase any shares of its common stock as of June 30, 2018.

Non-controlling Interest

The Special Unit Holder has invested $1,000 in the Operating Partnership and has been issued a special class of limited partnership units as part of the overall consideration for the services to be provided by the Advisor. This investment has been recorded as non-controlling interest on the consolidated balance sheets as of June 30, 2018 and December 31, 2017, respectively.

Note 4 – Related Party Transactions

Fees and Expenses

Pursuant to the advisory agreement between the Company and the Advisor, and subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying, originating, acquiring and managing investments on behalf of the Company. For providing such services, the Advisor receives fees and reimbursements from the Company. The following summarizes these fees and reimbursements.

Organization and Offering Expenses. The Company will reimburse the Advisor and its affiliates for organization and offering costs it incurs on the Company’s behalf but only to the extent that the reimbursement will not cause the selling commissions, the dealer manager fee and the other organization and offering expenses to be borne by the Company to exceed 15% of gross offering proceeds of the Offering as of the date of the reimbursement. If the Company raises the maximum offering amount in the Primary Offering and under the DRP, the Company estimates organization and offering expenses (other than upfront selling commissions, dealer manager fees and distribution fees), in the aggregate, to be 1% of gross offering proceeds of the Offering. These organization and offering costs include all costs (other than upfront selling commissions, dealer manager fees and distribution fees) to be paid by the Company in connection with the initial set up of the organization of the Company as well as the Offering, including legal, accounting, printing, mailing and filing fees, charges of the transfer agent, charges of the Advisor for administrative services related to the issuance of shares in the Offering, reimbursement of bona fide due diligence expenses of broker-dealers, and reimbursement of the Advisor for costs in connection with preparing supplemental sales materials.

The Advisor has agreed to advance all of the organization and offering expenses on the Company’s behalf (other than selling commissions, dealer manager fees and distribution fees) through the Escrow Break Anniversary. The Company will reimburse the Advisor for such costs ratably over the 36 months following the Escrow Break

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Anniversary; provided that the Company will not be obligated to reimburse any amounts that as a result of such payment would cause the aggregate payments for organization and offering costs to be paid to the Advisor to exceed 1% of gross offering proceeds of the Offering as of such reimbursement date. For purposes of calculating the NAV, the organization and offering costs paid by the Advisor through the Escrow Break Anniversary will not be reflected in the NAV until the Company reimburses the Advisor for these costs. As of June 30, 2018 and December 31, 2017, the Advisor had incurred $3,812,047 and $2,846,521, respectively, of organization and offering costs (other than upfront selling commissions, dealer manager fees and distribution fees) on behalf of the Company. The Company’s obligation is limited to 1% of gross offering proceeds of the Offering, which at June 30, 2018 and December 31, 2017 is $20,000 and $0, respectively, and is included within Due to related party in the accompanying consolidated balance sheets. As of June 30, 2018 and December 31, 2017, organizational costs of $317 and $0 were expensed and offering costs of $19,683 and $0 were charged to stockholder’s equity. The Company’s reimbursement liability for these amounts will be paid ratably over 36-months beginning on the Escrow Break Anniversary.

Acquisition Expenses. The Company does not intend to pay the Advisor any acquisition fees in connection with making investments. The Company will, however, provide reimbursement of customary acquisition expenses (including expenses relating to potential investments that the Company does not close), such as legal fees and expenses (including fees of in-house counsel of affiliates and other affiliated service providers that provide resources to the Company), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be paid or reimbursed to the Advisor or its affiliates.

Distribution Fees. Distribution fees are payable to the Dealer Manager, subject to the terms set forth in the dealer manager agreement between the Company and the Dealer Manager. Distributions fees are paid with respect to the Company’s Class T shares only, all or a portion of which may be re-allowed by the Dealer Manager to participating broker-dealers. The distribution fees accrue daily and are calculated on outstanding Class T shares issued in the Primary Offering in an amount equal to 1.0% per annum of (i) the gross offering price per Class T share in the Primary Offering, or (ii) if the Company is no longer offering shares in a public offering, the most recently published per share NAV of Class T shares. The distribution fee is payable monthly in arrears and is paid on a continuous basis from year to year.

The Company will cease paying distribution fees with respect to each Class T share on the earliest to occur of the following: (i) a listing of shares of common stock on a national securities exchange; (ii) such Class T share is no longer outstanding; (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including dealer manager fees, sales commissions, distribution fees and any other underwriting compensation to be paid with respect to all Class A shares, Class T shares and Class I shares would be in excess of 10.0% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which the transfer agent, on the Company’s behalf, determines that total underwriting compensation with respect to the Class T shares held by a stockholder within his or her particular account, including dealer manager fees, sales commissions and distribution fees, would be in excess of 10.0% of the total gross offering price at the time of the investment in the Class T shares held in such account.

The Company will not pay any distribution fees on shares sold pursuant to the Company’s DRP. The amount available for distributions on all Class T shares will be reduced by the amount of distribution fees payable with respect to the Class T shares issued in the Primary Offering such that all Class T shares will receive the same per share distributions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Origination Fees. The Company will pay the Advisor 1.0% of the amount funded by the Company to originate commercial real estate-related loans, but only if and to the extent the Company recoups such fee in the form of an origination fee charged to the borrower and paid to the Company in connection with each commercial real estate-related loan originated by the Company.

Asset Management Fees. Asset management fees will be due to the Advisor and will consist of monthly fees equal to one-twelfth of 1.25% of the amount funded or allocated by the Company for investments, including expenses and any financing attributable to such investments, less any principal received on debt and security investments. In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.

Other Operating Expenses. Pursuant to the terms of the advisory agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor for certain operating expenses. Commencing upon the earlier of the fourth fiscal quarter after (i) the Company makes an initial Investment or (ii) six months after commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: the Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended exceed the greater of (i) 2.0% of average invested assets (as defined in the advisory agreement) and (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of investments for that period. After the end of any fiscal quarter for which the total operating expenses exceed this 2%/25% limitation for the four fiscal quarters then ended, if the Company’s independent directors exercise their right to conclude that this excess was justified, this fact will be disclosed in writing to the holders of shares of the Company’s common stock within 60 days. If the independent directors do not determine such excess expenses are justified, the Advisor will be required to reimburse the Company, at the end of the four preceding fiscal quarters, by the amount that the Company’s aggregate annual total operating expenses paid or incurred exceed this 2%/25% limitation. As of June 30, 2018, the Company has accrued but not reimbursed any of the $94,827 in operating expenses pursuant to the advisory agreement, which represents the current operating expense reimbursement obligation to the Advisor. As of December 31, 2017, the Company had not accrued nor reimbursed any operating expenses pursuant to the advisory agreement, as it had no existing operating expense reimbursement obligation to the Advisor.

Additionally, the Company will reimburse the Advisor for personnel costs in connection with other services; however, the Company will not reimburse the Advisor for (a) personnel costs in connection with the services for which the Advisor will earn disposition fees, or (b) the salaries and benefits of the Company’s named executive officers.

For the six months ended June 30, 2018 and for the six months ended June 30, 2017, the Company has incurred operating expenses reimbursable to its Advisor of $94,827 and $0, respectively. These expenses are included within General and administrative expenses on the accompanying consolidated statements of operations.

Disposition Fees. For substantial assistance in connection with the sale of investments and based on the services provided, as determined by the independent directors, the Company will pay a disposition fee in an amount equal to 1.0% of the contract sales price of each commercial real estate loan or other investment sold, including mortgage-backed securities or collateralized debt obligations issued by a company’s subsidiary as part of a securitization transaction; provided, however, in no event may the disposition fee paid to the Advisor or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sales price. If the Company takes ownership of a property as a result of a workout or foreclosure of a debt investment, the Company will pay a disposition fee upon the sale of such property.

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(Unaudited)

The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a debt investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of: (i) 1.0% of the principal amount of the debt prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction.

Selling Commissions and Dealer Manager Fees

The Dealer Manager is a registered broker-dealer affiliated with CFI. The Company entered into the dealer manager agreement with the Dealer Manager and is obligated to pay various commissions and fees with respect to the Class A, Class T and Class I shares distributed in the Offering. For providing such services, the Dealer Manager receives fees. CFI is required to pay a portion of selling commissions and all of the dealer manager fees, up to a total of 4.0% of gross offering proceeds from the sale of Class A shares, Class T shares, and Class I shares, incurred in connection with the Offering. The Company will reimburse CFI for these costs (i) immediately prior to or upon the occurrence of a liquidity event, including (A) the listing of the Company’s common stock on a national securities exchange or (B) a merger, consolidation or a sale of substantially all of the Company’s assets or any similar transaction or any transaction pursuant to which a majority of the Company’s Board of Directors then in office are replaced or removed, or (ii) upon the termination of the advisory agreement by the Company or by the Advisor. In each such case, the Company only will reimburse CFI after the Company has fully invested the proceeds from the Offering and the Company’s stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.5% cumulative, non-compounded annual pre-tax return on such invested capital.

As of June 30, 2018, the likelihood, probability and timing of each of the possible occurrences or events listed in the preceding sentences (i) and (ii) in this paragraph are individually and collectively uncertain. Additionally, whether or not the Company will have fully invested the proceeds from the Offering and also whether the Company’s stockholders will have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.5% cumulative, non-compounded annual pre-tax return on such invested capital at the time of any such occurrence or event is also uncertain. To date, CFI is not obligated to pay any Sponsor Support which will be subject to reimbursement by the Company to CFI in the event of these highly conditional circumstances. The following summarizes these fees:

Selling Commissions. Selling commissions payable to the Dealer Manager consist of (i) up to 1.0% of gross offering proceeds paid by CFI for Class A shares and Class T shares and (ii) up to 5.0% and 2.0% of gross offering proceeds from the sale of Class A shares and Class T shares, respectively, in the Primary Offering. All or a portion of such selling commissions may be re-allowed to participating broker-dealers. No selling commissions are payable with respect to Class I shares.

Dealer Manager Fees. Dealer manager fees payable to the Dealer Manager consist of up to 3.0% of gross offering proceeds from the sale of Class A shares and Class T shares sold in the Primary Offering and up to 1.5% of gross offering proceeds from the sale of Class I shares sold in the Primary Offering, all of which will be paid by CFI. A portion of such dealer manager fees may be re-allowed to participating broker-dealers as a marketing fee.

As of June 30, 2018, no selling commissions or dealer manager fees were incurred or paid by the Company under the agreements as outlined above.

Note 5 – Economic Dependency

The Company is dependent on the Advisor and its affiliates for certain services that are essential to the Company, including the sale of the Company’s shares of capital stock, acquisition and disposition decisions and certain

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other responsibilities. In the event that the Advisor is unable or unwilling to provide such services, the Company would be required to find alternative service providers.

Note 6 – Commitments and Contingencies

As of June 30, 2018 and December 31, 2017, the Company was not subject to litigation nor was the Company aware of any material litigation pending against it.

Note 7 – Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In addition to historical data, this discussion contains forward-looking statements about Rodin Income Trust, Inc.’s (the “Company”) business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. The Company’s actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Risk Factors” in the Company’s Registration Statement on Form S-11 (File No. 333-221814) (the “Registration Statement”) and elsewhere in this Quarterly Report on Form 10-Q. The Company does not undertake to revise or update any forward-looking statements.

Forward-Looking Statements

This Form 10-Q contains forward-looking statements about the Company’s business, including, in particular, statements about the Company’s plans, strategies and objectives. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include the Company’s plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond the Company’s control. Although the Company believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and the Company’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by the Company or any other person that the Company’s objectives and plans, which the Company considers to be reasonable, will be achieved.

Factors that could cause the Company’s results to be materially different include, but are not limited to the following:

•	the Company’s ability to successfully raise capital in the Offering (as defined below);

•

the Company’s dependence on the resources and personnel of Rodin Income Advisors, LLC (the “Advisor”), Cantor Fitzgerald Investors, LLC (“CFI”), and their affiliates, including the Advisor’s ability to source and close on attractive investment opportunities on the Company’s behalf;

•	the performance of the Advisor and CFI;

•	the Company’s ability to deploy capital quickly and successfully and achieve a diversified portfolio consistent with target asset classes;

•	the Company’s ability to access financing for its investments;

•	the Company’s liquidity;

•	the Company’s ability to make distributions to its stockholders, including from sources other than cash flow from operations;

•	the effect of paying distributions to stockholders from sources other than cash flow provided by operations;

•	the lack of a public trading market for the Company’s shares;

•	the impact of economic conditions on borrowers of the debt the Company may originate and the mortgage loans underlying the commercial mortgage-backed securities in which the Company may invest, the tenants of the real property the Company may own, and others who the Company depends on to make payments to it;

•	the Advisor’s ability to attract and retain sufficient personnel to support growth and operations;

•	the Company’s limited operating history;

•	difficulties in economic conditions generally and the real estate, debt, and securities markets specifically;

•	the impact of fluctuation in interest rates;

•	changes in the Company’s business or investment strategy;

•	environmental compliance costs and liabilities;

•	any failure in the Advisor’s due diligence to identify all relevant facts in the Company’s underwriting process or otherwise;

•

the impact of market and other conditions influencing the availability of equity versus debt investments and performance of the Company’s investments relative to its expectations and the impact on the actual return on invested equity, as well as the cash provided by these investments;

•	the degree and nature of the Company’s competition;

•	risks associated with using debt to fund the Company’s business activities, including re-financing and interest rate risks;

•	illiquidity of investments in the Company’s portfolio;

•	the Company’s ability to finance its transactions;

•	the effectiveness of the Company’s risk management systems;

•

information technology risks, including capacity constraints, failures, or disruptions in our systems or those of parties with which we interact, including cybersecurity risks and incidents, privacy risk and exposure to potential liability and regulatory focus;

•	the Company’s ability to realize current and expected returns over the life of its investments;

•	the Company’s ability to maintain effective internal controls;

•	regulatory requirements with respect to the Company’s business, as well as the related cost of compliance;

•

the Company’s ability to qualify and maintain its qualification as a REIT (as defined below) for United States (“U.S.”) federal income tax purposes and limitations imposed on the Company’s business by its status as a REIT;

•

changes in laws or regulations governing various aspects of the Company’s business and non-traded REITs generally, including, but not limited to, changes implemented by the Department of Labor or FINRA and changes to laws governing the taxation of REITs;

•	the Company’s ability to maintain its exemption from registration under the Investment Company Act;

•	general volatility in domestic and international capital markets and economies;

•	effect of regulatory actions, litigation and contractual claims against the Company and its affiliates, including the potential settlement and litigation of such claims;

•	the impact of any conflicts arising among the Company and CFI and its affiliates;

•	the adequacy of the Company’s cash reserves and working capital;

•	increases in interest rates, operating costs, or greater than expected capital expenditures;

•	the timing of cash flows, if any, from the Company’s investments; and

•	other risks associated with investing in the Company’s targeted investments.

The foregoing list of factors is not exhaustive. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in “Risk Factors” section of the Company’s Registration Statement on Form S-11 (File No. 333-221814). The factors set forth in the Risk Factors section could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this report.

Overview

The Company is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2018. The Company is externally managed by the Advisor, a Delaware limited liability company and wholly-owned subsidiary of the Company’s sponsor, CFI. The Company intends to focus on originating mortgage loans secured primarily by commercial real estate located primarily in the U.S., United Kingdom, and other European Countries. The Company may also invest in commercial real estate securities and properties. Commercial real estate investments may include mortgage loans, subordinated mortgage and non-mortgage interests, including preferred equity investments and mezzanine loans, and participations in such instruments. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), unsecured debt of publicly traded REITs, debt or equity securities of publicly traded real estate companies and structured notes.

The Company was incorporated in the State of Maryland on January 19, 2016 and has not yet made any investments.

The Company plans to own substantially all of its assets and conduct its operations through Rodin Income Trust Operating Partnership, LP (the “Operating Partnership”). The Company is the sole general partner and limited partner of the Operating Partnership and CFI’s wholly owned subsidiary, Rodin Income Trust OP Holdings, LLC (the “Special Unit Holder”), is the sole special unit holder of the Operating Partnership.

On January 19, 2016, the Company was capitalized with a $200,001 investment by CFI. The Company has registered with the Securities and Exchange Commission (“SEC”) an offering of up to $1.25 billion in shares of common stock, consisting of up to $1.0 billion in shares in the Company’s primary offering (“Primary Offering”) and up to $250 million in shares pursuant to its distribution reinvestment plan (the “DRP”, and together with the Primary Offering, the “Offering”). The Company’s Registration Statement was declared effective by the SEC on May 2, 2018. As of June 28, 2018, the Company satisfied the minimum offering requirement for the Offering (the “Minimum Offering Requirement”) as a result of CFI’s purchase of $2.0 million in Class I shares. As of August 10, 2018, the Company had sold 80,000 shares of its common stock in the Offering for aggregate net proceeds of $2,000,000.

The Company determines its net asset value (“NAV”) as of the end of each quarter commencing with the quarter ending June 30, 2018. Prior to the Company determining its NAV, the Company sold its shares on a continuous basis at a price of $26.32 per Class A Share, $25.51 per Class T Share and $25.00 per Class I Share. The Board of Directors adjusts the offering prices of each class of shares such that the purchase price per share for each class equals the NAV per share as of the most recent valuation date, as determined on a quarterly basis, plus applicable upfront selling commissions and dealer manager fees, less applicable sponsor support. The Company intends to publish any adjustment to the NAV and the corresponding adjustments to the offering prices of its shares ordinarily within 45 days after the end of the applicable fiscal quarter. As of June 30, 2018, the Company’s NAV was $23.61 per Class A Share, $23.61 per Class T Share and $23.61 per Class I Share. Accordingly, effective August 20, 2018, the new offering price will be $24.85 per Class A Share, $24.09 per Class T Share and $23.61 per Class I Share. For further discussion of the Company’s NAV calculation, please see “Net Asset Value”.

The Company intends to focus on originating mortgage loans secured primarily by commercial real estate located primarily in the U.S., United Kingdom, and other European Countries. The Company may also invest in commercial real estate securities and properties. Commercial real estate investments may include mortgage loans, subordinated mortgage and non-mortgage interests, including preferred equity investments and mezzanine loans, and participations in such instruments. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), unsecured debt of publicly traded REITs, debt or equity securities of publicly traded real estate companies and structured notes.

The Company has no direct employees and has retained the Advisor to manage its affairs on a day-to-day basis. The Advisor’s responsibilities include, but are not be limited to, providing real estate-related services, including services related to originating investments, negotiating financing, and providing property-level asset management services, property management services, leasing and construction oversight services and disposition services, as needed. The Advisor is a wholly owned subsidiary of CFI and therefore, the Advisor and CFI are related parties. The Advisor and its affiliates receive, as applicable, compensation, fees and expense reimbursements for services related to the investment and management of the Company’s assets. Such entities receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages.

The Company is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from acquiring properties or real estate-related securities, other than those referred to in the Registration Statement.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes are critical to the Company’s principal operations. The Company considers these policies critical because they involve significant judgments and assumptions, and they require estimates about matters that are inherently uncertain and they are important for understanding and evaluating the Company’s reported financial results. The accounting policies have been established to conform with accepted accounting principles in the United States of America (“U.S. GAAP”). The preparation of the financial statements in accordance with U.S. GAAP requires management to use judgments in the application of such policies. These judgments affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in the Company’s financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of the Company’s results of operations to those of companies in similar businesses.

Reimbursement of Organization and Offering Costs

Pursuant to the terms of the advisory agreement between the Company and the Advisor, the Advisor has agreed to pay, on behalf of the Company, all Initial O&O Costs through the Escrow Break Anniversary. The Company will not be required to reimburse the Advisor for payment of the Initial O&O Costs prior to the Escrow Break Anniversary. Following the Escrow Break Anniversary, the Company will reimburse the Advisor for payment of the Initial O&O Costs ratably over a 36-month period; provided, however, that the Company will not be obligated to pay any amounts that as a result of such payment would cause the aggregate payments for Initial O&O Costs (less selling commissions, dealer manager fees and distribution fees) paid to the Advisor to exceed 1% of gross offering proceeds of the Offering as of such payment date. Any amounts not reimbursed in any period shall be included in determining any reimbursement for a subsequent period.

Variable Interest Entities

A Variable Interest Entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases the qualitative analysis on the Company’s review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. The Company will reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company will determine whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other parties to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the Company’s business activities and other interests. The Company will reassess the determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIE’s and general market conditions.

Voting Interest Entities

A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company will not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party. The Company will perform on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.

Accounting for Investments

Real Estate Debt Investments

Real estate debt investments will be generally classified as held for investment and, accordingly, will be carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. Real estate debt investments that are deemed to be impaired will be carried at amortized cost less a loan loss reserve, if deemed appropriate. Real estate debt investments where the Company does not have the intent to hold the loan for the foreseeable future or until its expected payoff will be classified as held for sale and recorded at the lower of cost or estimated fair value.

Real Estate Debt Securities

The Company will classify its real estate debt securities as available for sale on the acquisition date, which will be carried at fair value. Unrealized gains (losses) will be recorded as a component of accumulated other comprehensive income, or AOCI. However, the Company may elect the fair value option for certain of its available for sale debt securities, and as a result, any unrealized gains (losses) on such securities will be recorded in earnings.

Investments in Real Estate-Related Assets

Non-controlling, unconsolidated ownership interests in an entity may be accounted for using the equity method, at fair value or at cost.

Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents. Equity method investments are accounted for in accordance with ASC 323. If an impairment is identified, the carrying value of the investment will be reduced to the anticipated recoverable amount. As of June 30, 2018, the Company did not have any investments in real-estate related assets, and as such, no impairment has been identified.

Fair Value Option

The fair value option provides an election that allows a company to irrevocably elect fair value for certain financial assets and liabilities on an instrument-by-instrument basis at initial recognition. The Company will generally not elect the fair value option for its assets and liabilities. However, it may elect to apply the fair value option for certain investments. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.

Fair Value Measurement

The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. Financial assets and liabilities recorded at fair value on the Company’s consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Quoted prices for identical assets or liabilities in an active market.

Level 2. Financial assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets.

b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

Financial assets and liabilities recorded at fair value on a recurring or non-recurring basis will be classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management will determine that prices are representative of fair value and assign the appropriate level in the fair value hierarchy through a review of available data, including observable and unobservable inputs, recent transactions, as well as its knowledge and experience of the market.

Revenue Recognition

Real Estate Debt Investments

For loans held for investment, interest income will be recognized on an accrual basis and any related premium, discount, origination costs and fees will be amortized over the life of the investment using the effective interest method. The amortization will be reflected as an adjustment to interest income in earnings. The amortization of a premium or accretion of a discount will be discontinued if such loan is reclassified to held for sale.

Credit Losses and Impairment on Investments

Real Estate Debt Investments

Loans will be considered impaired when, based on current information and events, it is probable that the Company will not be able to collect principal and interest amounts due according to the contractual terms. The Company will assess the credit quality of the portfolio and adequacy of loan loss reserves on a periodic basis. Significant judgment of management will be required in this analysis. The Company will consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and tenants and the competitive situation of the area where the underlying collateral is located. Because this determination will be based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve will be recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan will be maintained at a level that is determined to be adequate by management to absorb probable losses.

Income recognition will be suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments will be applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest will be recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan will be written off when it is no longer realizable and/or legally discharged.

Real Estate Debt Securities

Real estate securities may include interests in real estate, which may take the form of (a) CMBS or structured notes that are collateralized by pools of real estate debt instruments, often first mortgage loans or (b) debt securities of publicly traded real estate companies.

Real estate debt securities for which the fair value option is elected will not be evaluated for other-than-temporary impairment, or OTTI, as any change in fair value will be recorded in earnings.

Real estate debt securities for which the fair value option is not elected or not held for trading purposes will be evaluated for OTTI periodically. Impairment of a security will be considered other-than-temporary when: (i) the Company has the intent to sell the impaired security; (ii) it is more likely than not the Company will be required to sell the security; or (iii) the Company does not expect to recover the entire amortized cost of the security. When a security will be or deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in earnings. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses will be recognized in earnings. The remaining OTTI related to the valuation adjustment will be recognized as a component of accumulated other comprehensive income. Once the OTTI is recorded, this will become the new amortized cost basis, and the difference between the expected cash flows and the new amortized cost basis will be accreted through interest income.

Real estate debt securities which are not high-credit quality will be considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI will then be bifurcated as discussed above.

Income Taxes

The Company intends to elect to be taxed as a REIT and to comply with the related provisions under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2018. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). As a REIT, the Company will not be subject to U.S. federal income tax with respect to the portion of the Company’s income that meets certain criteria and is distributed annually to stockholders. The Company intends to operate in a manner that allows it to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The Company will monitor the business and transactions that may potentially impact the Company’s REIT status. If the Company were to fail to meet these requirements, it could be subject to U.S. federal income tax on the Company’s taxable income at regular corporate rates. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. The Company would also be disqualified for the four taxable years following the year during which qualification was lost unless the Company was entitled to relief under specific statutory provisions.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers (Topic 606).” Beginning January 1, 2018, companies are required to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also includes additional disclosure requirements. The new standard can be adopted either retrospectively to prior reporting periods presented or as a cumulative effect adjustment as of the date of adoption. The Company has evaluated the overall impact that ASU 2014-09 has on the Company’s financial statements. The Company has adopted the standard using the modified retrospective transition method. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements as of June 30, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. Accounting guidance for lessors is largely unchanged. The guidance is effective beginning January 1, 2019, with early adoption permitted. The Company plans to adopt the standard on its required effective date. Management is continuing to evaluate the impact of the new guidance on the Company’s unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments – Credit Losses – Measurement of Credit Losses on Financial Instruments which significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance will replace the “incurred loss” approach under existing guidance with an “expected loss” model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The guidance is effective for fiscal years beginning after December 15, 2019 and is to be adopted through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business,” which addresses the definition of a business and provides a framework to determine if an asset or group of assets to be acquired is not a business. The standard clarifies that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of June 30, 2018.

Emerging Growth Company

The Company is and will remain an “Emerging Growth Company,” as defined in the JOBS Act, until the earliest to occur of (i) the last day of the fiscal year during which the Company’s total annual gross revenues equal or exceed $1 billion (subject to adjustment for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the Primary Offering; (iii) the date on which the Company has, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which the Company is deemed a large accelerated filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Additionally, the Company is eligible to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company has chosen to “opt out” of that extended transition period and as a result the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that the Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Otherwise, the Company has not yet made a decision whether to take advantage of any or all of the exemptions available to it under the JOBS Act.

Results of Operations

The Company commenced its principal operations upon successfully meeting its Minimum Offering Requirement on June 28, 2018. The Company is dependent upon the proceeds from the Offering in order to conduct its investment activities and intends to make investments with the capital received from the Offering. As of June 30, 2018, the Company has not made any investments.

General and Administrative Expenses

The Company’s general and administrative expenses consist primarily of operating expense reimbursements to the Advisor, as well as compensation to the Company’s independent Board of Directors relating to pro-rated annual compensation as well as attendance at a Board of Directors’ meeting. For the six months ended June 30, 2018 and June 30, 2017, the Company incurred general and administrative expenses of $119,671 and $0, respectively.

Net Asset Value

On August 8, 2018 the Company’s Board of Directors approved an estimated NAV as of June 30, 2018 of $23.61 per share for Class A and Class I shares (there were no Class T shares outstanding as of June 30, 2018). The calculation of the Company’s estimated NAV was performed by Robert A. Stanger & Co., Inc., (“Stanger”) its independent valuation firm, in accordance with the procedures described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus. Although the independent valuation firm performs the calculation of the Company’s estimated NAV, the Company’s Board of Directors is solely responsible for the determination of the Company’s estimated NAV.

In performing the calculation of the estimated NAV per share, Stanger observed that the Company had not made any investments or incurred any debt liabilities as of June 30, 2018, and that the Company’s NAV was comprised of cash and equivalents plus prepaid expense less amounts due to related parties (excluding amounts owed to the Advisor for reimbursement of O&O consistent with our valuation procedures), as identified on the Company’s balance sheet. Stanger also considered any other amounts due to the Advisor or affiliates for repayment of the Sponsor Support or amounts due to the Special Unit Holder upon a liquidation of the Company, for which no amounts were due as of June 30, 2018. There can be no assurance that a stockholder would realize $23.61 per share of Class A and I common stock if the Company were to liquidate or engage in another type of liquidity event today. In particular, the Company’s June 30, 2018 NAV does not consider fees or expenses that may be incurred in providing a liquidity event, including reimbursement of amounts to the Advisor for O&O, and any operating expenses that have not been invoiced by the Advisor. We believe the methodology of determining the Company’s NAV conforms to the Investment Program Association’s Practice Guideline for Valuations of Publicly Registered Non-Listed REITs (April 2013) and is prepared in accordance with the procedure described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus. In addition, the Company’s Board of Directors periodically reviews the Company’s NAV policies and procedures.

The purchase price per share for each class of the Company’s common stock will generally equal the prior quarter’s NAV per share, as determined quarterly, plus applicable selling commissions and dealer manager fees. The NAV for each class of shares is based on the value of the Company’s assets and the deduction of any liabilities, and any distribution fees applicable to such class of shares. While no Class T shares were outstanding as of June 30, 2018, the purchase price per share for Class T shares will be equal to the June 30, 2018 NAV per share of $23.61, plus applicable selling commissions and dealer manager fees.

The following table provides a breakdown of the major components of the Company’s NAV:

Components of NAV	June 30, 2018
Cash and cash equivalents	$2,176,474
Other assets	23,809
Due to related party(1)	(118,636)

Net Asset Value	$2,081,647

Number of outstanding shares	88,180

Note:

(1) After removal of $20,000 due to Advisor for reimbursement of O&O pursuant to the procedures described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus.

NAV Per Share	Class A Shares	Class T Shares	Class I Shares	Total
Total Gross Assets at Fair Value	$204,109	$—	$1,996,174	$2,200,283
Due to related party	(11,005)	—	(107,631)	(118,636)

Quarterly NAV	$193,104	$—	$1,888,543	$2,081,647
Number of outstanding shares	8,180	—	80,000	88,180

NAV per share	$23.61	$23.61	$23.61

The following table reconciles stockholders’ equity per the Company’s consolidated balance sheet to the Company’s NAV:

Reconciliation of Stockholders’ Equity to NAV	June 30, 2018
Stockholders’ equity under U.S. GAAP	$2,061,647
Adjustments:
Organization and offering costs	20,000

NAV	$2,081,647

The following details the adjustments to reconcile U.S. GAAP stockholders’ equity to the Company’s NAV:

Organization and offering costs

The Advisor has agreed to pay, on behalf of the Company, all Initial O&O Costs through the first anniversary of the date on which the Company satisfies the Minimum Offering Requirement, which will be June 28, 2019 (the “Escrow Break Anniversary”). Such costs will be reimbursed to the Advisor, ratably, by the Company, over 36 months beginning on June 29, 2019, subject to a maximum of 1% of gross offering proceeds of the Offering. Under U.S. GAAP, the Company’s reimbursement liability pertaining to the Initial O&O costs is recorded as Due to related party in the Company’s consolidated balance sheet. For NAV, such costs will be recognized as a reduction in NAV as they are reimbursed.

Liquidity and Capital Resources

The Company is dependent upon the net proceeds from the Offering to conduct its principal operations. The Company will obtain the capital required to purchase real estate and real estate-related investments and conduct its operations from the proceeds of the Offering, any future offerings, from secured or unsecured financings from banks and other lenders and from any undistributed funds from its operations.

If the Company is unable to raise substantial funds in the Offering, it will make fewer investments resulting in less diversification in terms of the type, number and size of investments it makes and the value of an investment in the Company will fluctuate with the performance of the limited assets it acquires. Further, the Company will have certain fixed operating expenses, including certain expenses as a REIT, regardless of whether it is able to raise substantial funds in the Offering. The Company’s inability to raise substantial funds would increase its fixed operating expenses as a percentage of gross income, reducing its net income and limiting its ability to make distributions.

The Company expects to use debt financing as a source of capital. The Company’s charter limits the Company from incurring debt if the Company’s borrowings exceed 300% of the cost of the Company’s net assets, which is estimated to approximate 75% of the cost of its tangible assets (before deducting depreciation or other non-cash reserves), though the Company may exceed this limit under certain circumstances. Once the Company has fully deployed the proceeds of the Offering, the Company expects its debt financing and other liabilities may likely be approximately 50% of the cost of its tangible assets (before adjusting for depreciation or other non-cash reserves), although it may exceed this level during the offering stage. As of June 30, 2018, the Company does not have any outstanding debt.

In addition to making investments in accordance with its investment objectives, the Company expects to use its capital resources to make certain payments to the Advisor and Cantor Fitzgerald & Co. (the “Dealer Manager”). During the organization and offering stage, the payments will include payments to the Dealer Manager for selling commissions, dealer manager fees, and distribution fee payments and to the Advisor for reimbursement of certain organization and offering costs. With regards to the total organization and offering costs, including selling commissions, dealer manager fees, distribution fees and reimbursement of other organization and offering costs, will not exceed 15% of the gross proceeds of the Offering, including proceeds from sales of shares under the Company’s DRP. Additionally, the Company expects to make payments to the Advisor in connection with the selection and origination or purchase of investments, the management of its assets and costs incurred by the Advisor in providing services to the Company.

Cash Flows

The following table provides a breakdown of the net change in the Company’s cash and cash equivalents:

Six Months Ended June 30, 2018
Cash flows from operating activities	$(24,844)
Cash flows from financing activities	2,000,317

Increase in cash and cash equivalents	$1,975,473

Cash flows used in operating activities were $24,844 during the six months ended June 30, 2018, resulting from an increase in net loss of $119,671 offset by an increase in working capital accounts of $94,827.

Cash flows provided by financing activities were $2,000,317 during the six months ended June 30, 2018 resulting from the proceeds received from the Offering.

For the six months ended June 30, 2017, the Company had not commenced its principal operations and as such, comparative results have not been analyzed.

Distributions

The Company has not declared or paid any distributions as of June 30, 2018.

The amount of distributions payable to the Company’s stockholders will be determined by the Board of Directors and is dependent on a number of factors, including funds available for distribution, the Company’s financial condition, capital expenditure requirements, requirements of Maryland law and annual distribution requirements needed to qualify and maintain its status as a REIT. The Company’s Board of Directors may reduce the amount of distributions paid or suspend distribution payments at any time, and therefore distribution payments are not assured.

Under the terms of the Distribution Support Agreement, if the cash distributions the Company pays for any calendar quarter exceed the Company’s modified funds from operations (“MFFO”) for such quarter, CFI will purchase Class I shares following the end of such calendar quarter for a purchase price equal to the amount by which the distributions paid on such shares exceed the MFFO for such quarter up to $5,000,000 (less the amount from the shares purchased by CFI in order to satisfy the Minimum Offering Requirement). In such instance, the Company may be paying distributions from proceeds of the shares purchased by CFI or its affiliates, not from cash flow from operations. Class I shares purchased by CFI pursuant to the Distribution Support Agreement will be eligible to receive all distributions payable by the Company with respect to Class I shares.

Election as a REIT

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Code, effective for the Company’s taxable year ending December 31, 2018. The Company believes that it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. In order to qualify and continue to qualify for taxation as a REIT, the Company must distribute annually at least 90% of the Company’s REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, as well as federal income and excise taxes on its undistributed income.

Off-Balance Sheet Arrangements

As of June 30, 2018, the Company had no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company’s financial condition, revenue and expenses, results of operations, liquidity, capital expenditures, or capital resources.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The Company’s primary market risk exposure will be interest rate risk with respect to its indebtedness, credit risk and market risk with respect to use of derivative financial instruments for hedging purposes and foreign currency risk relating to investments made outside of the United States. As of June 30, 2018, the Company had made no investments, incurred no indebtedness and has not used any derivative financial instruments.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of the Company’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act, as of the end of the period covered by this Quarterly Report on Form 10-Q was made under the supervision and with the participation of the Company’s management, including its Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, the CEO and CFO have concluded that the disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to the Company’s management, including its CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls over Financial Reporting

There have been no changes in the Company’s “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of the end of the period covered by this Quarterly Report on Form 10-Q, the Company is not a party to any material pending legal proceedings.

Item 1A. Risk Factors.

The Company has disclosed under the heading “Risk Factors” in its Registration Statement on Form S-11 (File No. 333-221814), filed with the SEC, risk factors which materially affect its business, financial condition or results of operations. There have been no material changes from the risk factors previously disclosed, except as noted below. You should carefully consider the risk factors set forth in the Registration Statement and the other information set forth elsewhere in this Quarterly Report on Form 10-Q. You should be aware that these risk factors and other information may not describe every risk facing the Company. Additional risks and uncertainties not currently known to the Company or that management currently deems to be immaterial also may materially adversely affect the Company’s business, financial condition and/or operating results.

Defects or disruptions in our technology or services could diminish demand for our products and service and subject us to liability.

Because our technology, products and services are complex and use or incorporate a variety of computer hardware, software and databases, both developed in-house and acquired from third-party vendors, our technology, products and services may have errors or defects. Errors and defects could result in unanticipated downtime or failure, and could cause financial loss and harm to our reputation and our business.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be materially harmed.

If we experience computer systems failures or capacity constraints, our ability to conduct our business operations could be harmed. We support and maintain many of our computer systems and networks internally. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although all of our business critical systems have been designed and implemented with fault tolerant and/or redundant clustered hardware and diversely routed network connectivity, our redundant systems or disaster recovery plans may prove to be inadequate. We may be subject to system failures and outages that might impact our revenues and relationships with clients. In addition, we will be subject to risk in the event that systems of our clients, business partners, vendors and other third parties are subject to failures and outages.

We rely on third-party service providers for certain aspects of our business, including for certain information systems, stockholder services, technology and administration. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following, which may not in all cases be covered by insurance:

•	unanticipated disruptions in service to our clients;

•	slower response times;

•	financial losses;

•	litigation or other client claims; and

•	regulatory actions.

We may experience additional systems failures in the future from power or telecommunications failures, acts of God or war, weather-related events, terrorist attacks, human error, natural disasters, fire, power loss, sabotage, cyber-attacks, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our service could damage our reputation, business and brand name.

Malicious cyber-attacks and other adverse events affecting our operational systems or infrastructure, or those of third parties, could disrupt our business, result in the disclosure of confidential information, damage our reputation and cause losses or regulatory penalties.

Developing and maintaining our operational systems and infrastructure is challenging, particularly as a result of rapidly evolving legal and regulatory requirements and technological shifts. Our financial, accounting, data processing or other operating and compliance systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, such as a malicious cyber-attack or other adverse events, which may adversely affect our ability to provide services.

In addition, our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks. Although we take protective measures such as software programs, firewalls and similar technology, to maintain the confidentiality, integrity and availability of our and our clients’ information, and endeavor to modify these protective measures as circumstances warrant, the nature of cyber threats continues to evolve. As a result, our computer systems, software and networks may be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability or disruption of service, computer viruses, acts of vandalism, or other malicious code, cyber-attack and other adverse events that could have an adverse security impact. Despite the defensive measures we have taken, these threats may come from external factors such as governments, organized crime, hackers, and other third parties such as outsource or infrastructure-support providers and application developers, or may originate internally from within us.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities. Such parties could also be the source of a cyber-attack on or breach of our operational systems, data or infrastructure.

There have been an increasing number of cyber-attacks in recent years in various industries, and cyber-security risk management has been the subject of increasing focus by our regulators. If one or more cyber-attacks occur, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, as well as our clients’ or other third parties’, operations, which could result in reputational damage, financial losses and/or client dissatisfaction, which may not in all cases be covered by insurance. Any such cyber incidents involving our computer systems and networks, or those of third parties important to our business, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds of Registered Securities.

Unregistered Sales of Equity Securities

None.

Use of Proceeds

On May 2, 2018, the Company’s Registration Statement on Form S-11 (Form No. 333-214310), was declared effective by the SEC. On June 28, 2018, the Company satisfied the Minimum Offering Requirement as a result of CFI’s purchase of $2.0 million in Class I shares. As of June 30, 2018, the initial offering price of each class of the Company’s common stock was $26.32 per Class A Share, $25.51 per Class T Share and $25.00 per Class I Share, plus applicable selling commissions and dealer manager fees. Effective August 20, 2018, the new offering price will be $24.85 per Class A Share, $24.09 per Class T Share and $23.61 per Class I Share.

For the period from the commencement of the Offering through June 30, 2018, the Company issued 80,000 shares of common stock generating total gross and net proceeds of $2,000,000. Consequently, as of June 30, 2018 the ending cash and cash equivalents balance increased by $1,975,473, and the Company recorded an increase in net loss and working capital accounts of $119,671 and $94,827, respectively.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

During the three months ended June 30, 2018, the Company did not repurchase any shares of common stock.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits.

The exhibits listed below are included, or incorporated by reference, in this Quarterly Report on Form 10-Q.

EXHIBITS INDEX

The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Rodin Income Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 1 to Form S-11 (File No. 333-221814), filed on April 13, 2018)

3.2	Amended and Restated Bylaws of Rodin Income Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Pre-Effective Amendment No. 1 to Form S-11 (File No. 333-221814), filed on April 13, 2018)

4.1	Form of Subscription Agreement (incorporated by reference to Appendix A to the prospectus filed pursuant to Rule 424(b)(3) on May 4, 2018)

4.2	Form of Distribution Reinvestment Plan (incorporated by reference to Appendix B to the prospectus filed pursuant to Rule 424(b)(3) on May 4, 2018)

10.1	Advisory Agreement by and among Rodin Income Trust, Inc., Rodin Income Trust Operating Partnership, L.P. and Rodin Income Advisors, LLC dated May 2, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on June 14, 2018)

10.2	Escrow Agreement among Rodin Income Trust, Inc., UMB Bank, N.A., and Cantor Fitzgerald & Co. dated June 5, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed on June 14, 2018)

10.3	Agreement of Limited Partnership of Rodin Income Trust Operating Partnership, L.P. dated May 2, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q filed on June 14, 2018)

10.4	Distribution Support Agreement between Cantor Fitzgerald Investors, LLC and Rodin Income Trust, Inc. dated May 2, 2018 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q filed on June 14, 2018)

10.5*	Reimbursement Agreement among Rodin Income Trust, Inc., Cantor Fitzgerald Investors, LLC and Rodin Income Trust OP Holdings, LLC dated May 2, 2018

10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Form S-11 (File No. 333-221814), filed with the SEC on November 30, 2017)

10.7	Rodin Income Trust, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-Q filed on June 14, 2018)

10.8	Dealer Manager Agreement among Rodin Income Trust, Inc., Cantor Fitzgerald Investors, LLC and Cantor Fitzgerald & Co. dated May 2, 2018 (incorporated by reference to Exhibit 1.1 to the Company’s Form 10-Q filed on June 14, 2018)

31.1*	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32*	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*	XBRL (eXtensible Business Reporting Language)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RODIN INCOME TRUST, INC.

By:	/s/ Howard W. Lutnick Howard W. Lutnick
Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

By:	/s/ Steven Bisgay Steven Bisgay
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Dated: August 13, 2018